Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the use of our report dated April 10, 2015, except as to Note 1(z) and Schedule I, which is as of June 17, 2015, with respect to the consolidated balance sheets as of January 31, 2015 and February 1, 2014, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the fiscal years in the two-year period ended January 31, 2015, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 18, 2016